Exhibit 99.4

Consent

In connection with the filing by Ambipar Emergency Response of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, including any and all amendments and supplements thereto and any prospectus and/or proxy statement contained therein, as a nominee or potential nominee for director of Ambipar Emergency Response following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 14, 2022

/s/ Alessandra Bessa Alves de Melo
Alessandra Bessa Alves de Melo